EXHIBIT 10.1

PIEDMONT COMMUNITY BANK

EXECUTIVE SALARY CONTINUATION PLAN

Effective August 1, 2008

7.2	Denial of Claim	5
7.3	Review of Claim	5
7.4	Final Decision	5

ARTICLE VIII AMENDMENT AND TERMINATION OF PLAN		6

ARTICLE IX MISCELLANEOUS		6

9.1	Unfunded Plan	6
9.2	Unsecured General Creditor	6
9.3	Nonassignability	6
9.4	Not a Contract of Employment	6
9.5	Governing Law	6
9.6	Validity	6
9.7	Compliance with Internal Revenue Code Section 409A	7
9.8	Notice	7
9.9	Successors	7

PIEDMONT COMMUNITY BANK

EXECUTIVE SALARY CONTINUATION PLAN

ARTICLE I. PURPOSE

This Piedmont Community Bank Executive Salary Continuation Plan (“Plan”) is established by Piedmont Community Bank (“Employer”) to provide supplemental funds upon retirement to certain key employees of Employer. It is intended that this Plan will aid in attracting and retaining employees of exceptional ability by providing them with these benefits.

ARTICLE II. DEFINITIONS

2.1	Accounting Accrued Liability

“Accounting Accrued Liability” means the accumulation of annual bookkeeping entries made by Employer to account for Participant’s accrued benefit liability under this Plan, applying the Accounting Interest Rate and where the accrued benefit equals the Annual Accrual Factor multiplied by the Normal Retirement Benefit.

2.2	Accounting Interest Rate

“Accounting Interest Rate” means the interest rate used by the Employer for Plan accounting purposes.

2.3	Annual Accrual Factor

“Annual Accrual Factor” shall be the following:

Years of Participation completed by Participant	(but never greater
Years of Participation projected to Normal Retirement Age	Than one (1)

2.4	Beneficiary

“Beneficiary” means the person, persons or entity last designated by the Participant to receive any benefits payable after Participant’s death pursuant to Article V herein.

2.5	Board

“Board” means the Board of Directors of Employer.

2.6	Cause

“Cause” means any of the following that result in an adverse effect on Employer:

(a) Gross negligence or gross neglect;

(b) The commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty;

(c) The willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); or

(d) A breach of fiduciary duty involving personal profit.

2.7	Change in Control

“Change in Control” means a change in the ownership or effective control of Employer or in the ownership of a substantial portion of the assets of Employer, all as defined in Code Section 409A.

2.8	Code

“Code” means the Internal Revenue Code of 1986, as amended, and including all guidance and regulations promulgated thereunder.

2.9	Compensation

“Compensation” means the annual rate of base salary payable to Participant by Employer as in effect as of the date the benefits payable to the Participant are determined.

2.10	Disability

“Disability” and “Disabled” mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

2.11	Early Retirement Age

“Early Retirement Age” means age fifty-five (55).

2.12	Early Retirement Date

“Early Retirement Date” means the first day of the month coincident with or next following the date on which Participant has a Separation from Service that occurs on or after attaining Early Retirement Age but prior to attaining Normal Retirement Age.

2.13	Effective Date

“Effective Date” means August 1, 2008.

2.14	Normal Retirement Age

“Normal Retirement Age” means age sixty-five (65).

2.15	Normal Retirement Benefit

“Normal Retirement Benefit” means the benefit payable pursuant to Paragraph 4.1 of this Plan.

2.16	Normal Retirement Date

“Normal Retirement Date” means the first day of the month coincident with or next following the date on which Participant has a Separation from Service that occurs on or after attaining Normal Retirement Age.

2.17	Participant

“Participant” means any individual who is participating in this Plan as provided in Article III.

2.18	Separation from Service

“Separation from Service” means the Participant’s “termination of employment” with Employer and all affiliated or subsidiary entities that are considered to be part of a controlled group with the Employer pursuant to Code Section 414(b) or (c). Whether a “termination of employment” has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) months (or the full period of services to the Employer if the Participant has been providing services to the Employer for less than thirty-six (36) months).

2.19	Specified Employee

“Specified Employee” means a specified employee as defined in Code Section 409A(a)(2)(B).

2.20	Years of Participation

“Years of Participation” means the number of consecutive twelve (12) month periods and fraction thereof during which Participant is employed by Employer, commencing with the Effective Date of this Plan.

ARTICLE III. PARTICIPATION

Any select key employee designated by the Employer and approved by the Board shall be eligible to participate in this Plan.

ARTICLE IV. BENEFITS

4.1	Normal Retirement Benefit

Upon Participant’s Normal Retirement Date, and for a period of fifteen (15) years, Employer shall pay to Participant an annual benefit equal to five percent (5%) of Compensation determined as of such Normal Retirement Date.

4.2	Early Retirement Benefit

Upon Participant’s Early Retirement Date, Employer shall pay to Participant an annual benefit equal to the Normal Retirement Benefit reduced by five-twelfths percent (5/12%) for each full calendar month by which the Participant’s Early Retirement Date precedes the Participant’s attainment of Normal Retirement Age. Compensation shall be determined as of the Participant’s Early Retirement Date. Payments shall commence on the Participant’s Early Retirement Date and shall be paid for a period of fifteen (15) years.

4.3	Separation from Service Prior to Early Retirement Age

If Participant has a Separation from Service prior to Early Retirement Age, Employer shall pay to Participant the present value of the accrued Normal Retirement Benefit multiplied by the Annual Accrual Factor and using the Accounting Interest Rate and Compensation as of Participant’s date of Separation from Service. Such amount shall be paid in a lump sum within ninety (90) days of the date of Separation from Service.

4.4	Separation from Service for Cause

Notwithstanding any other provision of the Plan, if Participant has a Separation from Service for Cause, no benefits shall be paid to Participant under this Plan.

4.5	Disability Benefit

If Participant becomes Disabled, Employer shall pay to Participant a benefit equal to the Accounting Accrued Liability in a single lump sum payment within ninety (90) days of the date of Disability.

4.6	Death Benefit

If Participant dies prior to the commencement of benefits under this Plan, Employer shall pay to Beneficiary an amount equal to the Accounting Accrued Liability as of the Participant’s date of death in a single lump sum payment as soon as administratively feasible but not later than ninety (90) days after Participant’s date of death.

If Participant dies after benefit payments have commenced, Employer shall pay Beneficiary any remaining installment payments that would have been paid had Participant survived.

4.7	Change in Control Benefit

If Participant has a Separation from Service after a Change in Control, Participant shall receive an annual benefit equal to thirty-five percent (35%) of Compensation determined as of the date of Separation from Service. Such benefit shall commence on the first day of the month coincident with or next following Separation from Service and shall be paid for a period of fifteen OS) years.

4.8	Time of Payment

Notwithstanding anything herein to the contrary, if Participant is a Specified Employee on the date of Separation from Service (except due to death), Participant shall not receive a distribution of any amount under this Plan, until the date which is six (6) months after the date of Separation from Service. In the event a distribution that is to be paid in installments must be delayed, the first payment shall include an amount equal to the sum of the monthly payments which would have been paid to the Participant but for the payment deferral mandated pursuant to this Paragraph.

4.9	Excise Tax

If as a result of benefits payable under this Plan (after taking into account any other payment to the Participant which constitutes a parachute payment under Code Section 280G) the Participant is required to pay an excise tax under Code Section 4999 (“Excise Tax”) due to the receipt of an excess parachute payment under Code Section 280G, the Employer shall pay to Participant an amount equal to the Excise Tax plus income taxes due at the Participant’s then-current combined federal, state and local income tax rate as a result of the Excise Tax. This payment shall be made to Participant in a single lump sum no later than ninety (90) days after his Separation from Service.

ARTICLE V. BENEFICIARY DESIGNATION

5.1	Beneficiary Designation

Each Participant shall have the right, at any time, to designate one 0) or more persons or entities as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested benefit. Each Beneficiary designation shall be in a written form prescribed by Employer and shall be effective only when filed with Employer during the Participant’s lifetime.

5.2	No Beneficiary Designation

If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a) The Participant’s surviving spouse;

(b) The Participant’s children in equal shares, except that if any of the children predecease the Participant with surviving issue, then such issue shall take by right of representation;

(c) The Participant’s estate.

5.3	Effect of Payment

Payment to the Beneficiary shall completely discharge Employer’s obligations under this Plan.

ARTICLE VI. ADMINISTRATION

6.1	Administration

The Plan shall be administered by Employer through its authorized officers which shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration.

6.2	Agents

Employer may employ agents and delegate to them such administrative duties as it sees fit, and may consult with counsel who may be counsel to Employer.

6.3	Binding Effect of Decisions

The decision or action of Employer with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

ARTICLE VII. CLAIMS PROCEDURE

7.1	Claim

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan, shall present the request in writing to Employer which shall respond in writing within thirty (30) days.

7.2	Denial of Claim

If the claim or request is denied, the written notice of denial shall state:

(a) The reason for denial, with specific reference to the Plan provisions on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the Plan’s claim review procedure.

7.3	Review of Claim

Any person whose claim or request is denied may request review by notice given in writing to Employer. Such notice must be received by Employer within sixty (60) days following the end of the thirty (30) day review period. The claim or request shall be reviewed by Employer who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

7.4	Final Decision

The decision on review shall normally be made within sixty (60) days after the claim or request is received by Employer. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reason and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE VIII. AMENDMENT AND TERMINATION OF PLAN

The Board may, in its sole discretion and at any time, amend or terminate the Plan by a written instrument subject to the following:

(a) No amendment or termination shall adversely affect the benefit of Participants which have already accrued, the benefits of any Participant who had a Separation from Service prior to the amendment or termination, or the benefits of any Participant who has died; and

(b) Any amendment to, or termination of the Plan, including any change in the timing of or form of payment of benefits, including the total liquidation of the Plan, shall comply with Code Section 409A.

ARTICLE IX. MISCELLANEOUS

9.1	Unfunded Plan

This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

9.2	Unsecured General Creditor

Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of Employer or any other party for payment of benefits under this Plan. Any property held by Employer for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Employer’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

9.3	Nonassignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

9.4	Not a Contract of Employment

This Plan shall not constitute a contract of employment between Employer and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge a Participant at any time.

9.5	Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Georgia, except as preempted by federal law.

9.6	Validity

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.7	Compliance with Internal Revenue Code Section 409A

All provisions in this document shall be interpreted, to the extent possible, to be compliant with Code Section 409A. However, in the event any provision of this Plan is determined to not be in compliance with Code Section 409A, such provision shall be null and void to the extent of such noncompliance.

9.8	Notice

Any notice required or permitted under the Plan shall be sufficient if in writing and sent by first-class mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date that is three (3) business days after the mailing date. Mailed notice to Employer shall be directed to Employer’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Employer’s records.

9.9	Successors

The provisions of this Plan shall bind and inure to the benefit of Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

Beneficiary Designation

(Please Print or Type Information)

I hereby designate the following to receive amounts payable by reason of my death:

Information Concerning Primary Beneficiary

Street Address	Social Security Number*

City, State, Zip Code	Date of Birth*

* Will not be applicable for corporate trustee or in certain other cases.

Signature of Participant	Date

Social Security Number

Sample Beneficiary Designations

Estate	The executors or administrators of my estate.

One Beneficiary	MARGARET H. ROE, wife.

One Beneficiary; Unnamed Children as Contingents	My wife, MARGARET H. ROE, if living at my death; if not then living, in equal shares to such of my children as shall be living.

One Beneficiary; Unnamed Children and Their Children as Contingents (Per Stirpes)	My wife, MARGARET H. ROE, if living at my death; if not then living, in equal shares to my children who may then be living and to the then living children of any deceased child of mine, per stirpes.

One Beneficiary; Estate as Contingent	My wife, MARGARET H. ROE, if living at my death; if not then living, to the executors or administrators of my estate.

One Beneficiary; One Contingent	My wife, MARGARET H. ROE, if living at my death; if not then living, to my son, JOHN ROE.

One Beneficiary; Two Contingents	My wife, MARGARET H. ROE, if living at my death; if not then living, in equal shares to such of my parents, NANCY ROE and JAMES ROE, as shall then be living.

Three or More Beneficiaries; One Contingent	In equal shares to such of my children, JOHN ROE, HAROLD ROE, and KATHERINE ROE, as shall be living at my death; should none then be living, to my wife, MARGARET H. ROE.

Unnamed Children; Two Contingents	In equal shares to such of my children as shall be living at my death; should none then be living, in equal shares to such of my parents, NANCY ROE and JAMES ROE, as shall then be living.

Unequal Shares: Show the Amount to Be Paid to Each Beneficiary as a Fraction and Not as a Specific Amount	2/3 to my wife, MARGARET H. ROE, if living at my death; if not then living, to my son, JOHN ROE; and the remaining 1/3 to said son at my death, and if not then living to said wife.

Bank as Trustee	The First National Bank, Middletown, Ohio, as Trustee under Trust Agreement dated May 1, 2000.*

One Individual as Trustee	John Doe as Trustee under Trust Agreement dated May 1, 2000.*

One Individual and Bank as Trustees	John Doe and The First National Bank, Middletown, Ohio, as Trustees under Trust Agreement dated May 1, 2000.*

Three Individuals as Trustees	John Doe, Richard Doe, and William White as Trustees under Trust Agreement dated May 1, 2000.*

“Title of trust may be changed to Deed of Trust, Declaration of Trust, Indenture of Trust, Trust Indenture, or similar title, as appropriate.

NOTE: FOREIGN BENEFICIARY — Whenever possible, the designation of a Beneficiary located in a foreign country should be avoided. It is usually difficult to locate such Beneficiaries and to obtain proof of their identity, and there may be foreign rules and regulations hampering prompt settlement of death claims. Existing political conditions in certain situations may even necessitate deferral of benefit payments.